UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2004

Huttig Building Products, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14982	43-0334550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Maryville University Dr., Suite 240, St. Louis, MO	63141
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (314) 216-2600

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 24, 2004, Huttig Building Products, Inc., a Delaware corporation (the “Company”), refinanced certain indebtedness outstanding under its existing credit agreement using proceeds from a new credit agreement entered into among the Company, LaSalle Bank National Association, as administrative agent, and the lenders party thereto (the “Credit Agreement”). The Credit Agreement provides for a term loan facility of $30 million and a revolving credit facility of $130 million. The revolving credit facility may be increased, subject to certain conditions, to a maximum availability of $180 million.

The term loan facility provides for quarterly principal payments of $1,071,429 on December 31, 2004 and each March 31, June 30, September 30 and December 31 thereafter. Subject to certain exceptions, the Company is required to repay amounts outstanding under the Credit Agreement from the cash proceeds of asset dispositions, debt or equity securities issuances and insurance claims related to the Company’s real estate. The entire unpaid balance under the Credit Agreement is due and payable on September 23, 2009, the maturity date of the Credit Agreement.

The Credit Agreement is guaranteed by Huttig, Inc., a wholly-owned subsidiary of the Company, and is secured by: (i) a pledge to the administrative agent of the capital stock of the Company’s subsidiaries, and (ii) the grant of security interests and liens on substantially all of the consolidated assets of the Company and its subsidiaries, excluding, among other things, certain specified real estate assets.

The Credit Agreement contains financial covenants, including a fixed charge coverage ratio, a senior debt to EBITDA ratio, an asset coverage ratio, and a tangible net worth ratio. The Credit Agreement also contains restrictive covenants pertaining to the management and operations of the Company and its subsidiaries. The covenants include, among others, limitations on indebtedness, guarantees, letters of credit, liens, investments, distributions, mergers, acquisitions, asset sales, fundamental corporate changes, transactions with affiliates, and issuance of stock.

The Credit Agreement provides for events of default customary in facilities of this type, including (i) failure to make payments when due, (ii) default by the Company or its subsidiaries under any agreement relating to indebtedness in excess of $1.0 million, (iii) default by the Company or its subsidiaries under material contracts for the purchase or sale of goods, (iv) bankruptcy defaults, (v) breach of covenants, (vi) breach of representations or warranties in any material respect when made, (vii) ERISA defaults, (viii) judgments in excess of $1.0 million, (ix) any collateral document ceasing to be in full force and effect or any security interest or lien created thereby ceasing to be enforceable and of the same effect and priority purported to be created thereby, and (x) any subordination provision governing subordinated debt or a guaranty of subordinated debt ceasing to be in full force and effect.

Other than the Credit Agreement itself, there is no material relationship between the Company and the other parties to the Credit Agreement. From time to time, the Company conducts other banking business with some of the lenders under the Credit Agreement.

Item 1.02 Termination of a Material Definitive Agreement

Proceeds from the Credit Agreement were used to repay in full the outstanding balance on the existing credit agreement dated as of August 12, 2002, among the Company, the domestic subsidiaries of the Company party thereto, the lending institutions party thereto, J.P. Morgan Business Credit Corp., as advisor, JPMorgan Chase Bank, as administrative agent and collateral agent, and the other agents party thereto. The obligations repaid total approximately $77 million. The existing credit agreement was terminated effective as of September 24, 2004. At the time of termination of the existing credit agreement, $0.5 million of unamortized loan fees were written off.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement of a Registrant

(a) The discussion of the Credit Agreement entered into as of September 24, 2004 is incorporated herein by reference to “Item 1.01 Entry into a Material Definitive Agreement” of this Current Report on Form 8-K.

Item 8.01 Other Events

On September 27, 2004, the Company announced the completion of the Credit Agreement disclosed above in “Item 1.01 Entry into a Material Definitive Agreement” of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99.1	Press release dated September 27, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huttig Building Products, Inc.
(Registrant)

Date: September 30, 2004	/S/ THOMAS S. MCHUGH
Thomas S. McHugh Vice President – Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated September 27, 2004.